ALLIANCEBERNSTEIN BLENDED STYLE SERIES, INC.

                      ARTICLES SUPPLEMENTARY

          AllianceBernstein Blended Style Series, Inc., a
Maryland corporation having its principal office in Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

          FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 6,000,000,000 shares and classifies such shares as 6,000,000,000 shares of Class R Common Stock of each of the Corporation's Portfolios (individually, a "Portfolio") as set forth in Article THIRD below.

          SECOND: The shares of the Class R Common Stock of each of the Corporation's Portfolios as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Corporation's Charter with respect to the applicable Portfolio (other than those provisions of the Charter which by their terms are applicable solely to other classes of the Corporation's Common Stock) and shall be subject to all provisions of the Charter relating to stock of the Corporation generally, and those set forth as follows:

               (1) The assets attributable to the Class R Common Stock of a Portfolio shall be invested in the same investment portfolio of the Corporation as the assets attributable to the Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock of that Portfolio.

               (2) The dividends and distributions of investment income and capital gains with respect to the Class R Common Stock of a Portfolio shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from dividends and distributions of investment income and capital gains with respect to the Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock of that Portfolio to reflect differing allocations of the expenses of the Corporation among the holders of the five classes and any resultant differences among the net asset values per share of the five classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation and of amounts distributable in the event of dissolution of the Corporation or liquidation of the Corporation or of a Portfolio among the Class A Common Stock of a Portfolio, the Class B Common Stock of that Portfolio, the Class C Common Stock of that Portfolio, the Advisor Class Common Stock of that Portfolio and the Class R Common Stock of that Portfolio shall be determined by the Board of Directors in a manner that is consistent with the Investment Company Act of 1940, the rules and regulations thereunder, and the interpretations thereof, in each case as from time to time amended, modified or superseded.

               (3) Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of the Class R Common Stock of a Portfolio shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of the Class R Common Stock of that Portfolio, including without limitation, the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to Class R Common Stock of that Portfolio and (ii) no voting rights with respect to the provisions of any Plan applicable to the Class A Common Stock, Class B Common Stock or Class C Common Stock of that Portfolio or with regard to any other matter submitted to a vote of stockholders which does not affect holders of the Class R Common Stock of that Portfolio.

          THIRD: A. Immediately before the increase in authorized capital stock provided for herein, the total number of shares of stock of all classes that the Corporation had authority to issue was 24,000,000,000 shares, the par value of each class of stock being $.001 per share, with an aggregate par value of $24,000,000 classified as follows:

NAME OF         CLASS A        CLASS B        CLASS C        ADVISOR CLASS
PORTFOLIO       COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK
U.S. Large Cap
Portfolio       6,000,000,000  6,000,000,000  6,000,000,000  6,000,000,000

          B. Immediately after the increase in authorized capital stock provided for herein, the total number of shares of stock of all classes that the Corporation has authority to issue is 30,000,000,000 shares, the par value of each class of stock being $.001 per share, with an aggregate par value of $30,000,000 classified as follows:

NAME OF         CLASS A        CLASS B        CLASS C COMMON  ADVISOR CLASS  CLASS R
PORTFOLIO       COMMON STOCK   COMMON STOCK   STOCK           COMMON STOCK   COMMON STOCK
U.S. Large Cap
Portfolio       6,000,000,000  6,000,000,000  6,000,000,000   6,000,000,000  6,000,000,000

          FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

          FIFTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

          SIXTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Charter.

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

          IN WITNESS WHEREOF, AllianceBernstein Blended Style Series, Inc. has caused these Articles Supplementary to be executed by the President of the Corporation and witnessed by its Secretary as of this 31st day of July, 2003. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material aspects.

                                  ALLIANCEBERNSTEIN BLENDED STYLE
                                    SERIES, INC.


                                  By: ____________________
                                      John D. Carifa
                                      President

Witness: _____________________
         Edmund P. Bergan, Jr.
         Secretary

00250.0437 #414177v2